Exhibit 21

                         TREDEGAR INDUSTRIES, INC.
                                 Virginia
                                                      Jurisdiction
Name of Subsidiary                                    of Incorporation

APPX Software, Inc.                                   Virginia
The William L. Bonnell Company, Inc.                  Georgia
Brudi, Inc.                                           Oregon
Brudi Limited                                         United Kingdom
Capitol Products Corporation                          Pennsylvania
Fiberlux, Inc.                                        Virginia
Idlewood Properties, Inc.                             Virginia
Massie Tool, Mold & Die, Inc.                         Florida
Molecumetics Institute, Ltd.                          Virginia
Molecumetics, Ltd.                                    Virginia
Polestar Plastics Manufacturing Company               Virginia
Swing-Shift Brudi Pacific Pty Ltd                     Queensland Australia
Tredegar Brasil Industria de
   Plasticos Ltda.                                    Brazil
Tredegar Development Corporation                      Virginia
Tredegar Exploration, Inc.                            Virginia
Tredegar Film Products, B.V.                          Netherlands
Tredegar Foreign Sales Corporation                    U.S. Virgin Islands
Tredegar Investments, Inc.                            Virginia
Tredegar Molded Products Company                      Virginia
Virginia Techport, Inc.                               Virginia